UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 2, 2009

                             NEXTWAVE WIRELESS INC.
             (Exact name of registrant as specified in its charter)



         Delaware                     000-51958                  20-5361360
(State or other jurisdiction         (Commission              (I.R.S. employer
     of incorporation)               file number)            identification no.)


                      13050 Science Center Drive, Suite 210
                           San Diego, California 92121
               (Address of principal executive offices) (Zip code)


        Registrant's telephone number, including area code:(858) 731-5300


                                 Not Applicable
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01    Entry into a Material Definitive Agreement.

         On July 2, 2009 (the "Closing Date"), NextWave Wireless Inc. (the "Company") and NextWave Wireless LLC, a wholly-owned subsidiary of the Company ("NextWave LLC") entered into agreements pursuant to which NextWave LLC issued additional Senior-Subordinated Secured Second Lien Notes due 2010 (the "Incremental Notes") in the aggregate principal amount of $15,000,000, on the same financial and other terms applicable to NextWave LLC's existing Senior-Subordinated Secured Second Lien Notes due 2010 (together with the Incremental Notes, the "Second Lien Notes"), as described in more detail below. Also on the Closing Date, the Company issued warrants to purchase shares of its common stock, par value $0.001 per share (the "Common Stock") to the purchaser of the Incremental Notes. The issuances of the Incremental Notes and Warrants are referred to collectively as the "Financing Transactions."

         Incremental Notes

         In connection with the issuance of the Incremental Notes, the Company entered into a Second Lien Incremental Indebtedness Agreement, dated as of the Closing Date (the "Incremental Purchase Agreement"), among the Company, as parent guarantor, NextWave LLC, as issuer, NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc. and WCS Wireless License Subsidiary, LLC, as subsidiary guarantors (in such capacity, together with the Company, collectively, the "Guarantors"), the note purchaser party thereto (the "Incremental Purchaser"), and acknowledged by The Bank of New York Mellon, as collateral agent. The Incremental Purchaser was Avenue AIV US, L.P., an affiliate of Avenue Capital Management II, L.P. ("Avenue Capital"). The Incremental Purchase Agreement amends the existing purchase agreement for the Second Lien Notes (the "Second Lien Purchase Agreement"), originally described in the Company's Current Report on Form 8-K filed with the SEC on October 7, 2008, solely by increasing the outstanding indebtedness thereunder by the aggregate face value of the Incremental Notes.

         The Incremental Notes are governed by the terms of the Purchase Agreement and the Second Lien Purchase Agreement and constitute "Notes" as defined in the Second Lien Purchase Agreement. Robert Symington, a Senior Portfolio Manager with Avenue Capital, is a member of the Board of Directors of the Company. Avenue Capital-managed funds hold approximately $107 million in principal amount of the First Lien Notes, representing approximately 50% of such indebtedness and approximately $79 million in principal amount of the existing Second Lien Notes (prior to issuance of the Incremental Notes), representing approximately 75% of such indebtedness. The Board of Directors of the Company, without the participation of Mr. Symington, reviewed and approved the terms of the Financing Transactions. The Board of Directors received an opinion from a qualified independent financial advisor that the economic terms of the Incremental Notes were fair to the Company from a financial point of view.

         On the Closing Date, the Incremental Notes were issued with an original issuance discount of 5% and NextWave LLC was provided with net proceeds of approximately $14,250,000, to be used solely in connection with the ordinary course operations of the business of NextWave and its subsidiaries and not for any acquisition of assets or businesses or other uses.

         The Incremental Notes are subject to the following terms that are material to the Company:

          o As with all other Second Lien Notes, Interest on the Incremental Notes will be payable quarterly at a rate of 14% per annum through the issuance of additional Second Lien Notes, and after the repayment of NextWave LLC's 7% Senior Secured Notes due 2010 (the "First Lien Notes"), in cash.


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          o    As with all other Second Lien Notes, the Incremental Notes will mature on December 31, 2010.

          o As with all other Second Lien Notes, the Incremental Notes will be subordinated in right of payment to the First Lien Notes and will otherwise constitute senior obligations of NextWave LLC.

          o Following repayment of the First Lien Notes, the net proceeds realized from all asset sales will be applied to mandatory redemption of the Second Lien Notes at a redemption price equal to the principal amount of the Second Lien Notes, accrued and unpaid interest to the date of redemption, and a make-whole payment based on the present value of the interest payable on the Notes through maturity discounted to the redemption date at the then applicable U.S. Treasury rate plus .50%. In the event of a change of control of the Company, after giving effect to repayment of the First Lien Notes, NextWave LLC is required to offer to repurchase the Second Lien Notes at a price equal to the principal amount of the Second Lien Notes, accrued and unpaid interest to the date of repurchase, and a make-whole payment based on the present value of the interest payable on the Second Lien Notes through maturity discounted to the repurchase date at the then applicable U.S. Treasury rate plus .50%.

          o NextWave LLC must, at least three weeks prior to the beginning of each fiscal quarter, deliver to the holders of the Second Lien Notes a budget forecast for the six-consecutive-month period commencing on the first day of such fiscal quarter, each such budget forecast to be consistent with all previously delivered budgets and in a form reasonably satisfactory to Avenue Capital (each a "Six-Month Budget"), and with respect to each such six-month period, shall provide the holders of the Second Lien Notes a monthly report, as of the end of each month and within two business days of each month-end, indicating its actual cash balance as compared to the applicable month-end amount for such Six-Month Budget and verifying that (i) its actual cash balance has not deviated in a negative amount from the related Closing Date Budget or Six-Month Budget, as applicable, by more than 10% for such date (the "Budget Condition") and (ii) it has maintained at all times a minimum cash balance of at least $5 million (the "Minimum Balance Condition").

          o As previously disclosed, the Second Lien Purchase Agreement provides that failure to satisfy the Minimum Balance Condition and/or the Budget Condition shall be an event of default, subject to certain grace periods applicable to the Budget Condition, and

          o All other terms of the existing Second Lien Notes and the Second Lien Purchase Agreement are applicable to the Incremental Notes.

         The Second Lien Notes are guaranteed by the Guarantors pursuant to the Guaranty (the "Guaranty"), dated as of October 9, 2008, among the Guarantors and the Collateral Agent. In addition, the Second Lien Notes are guaranteed by the Company pursuant to the Parent Guaranty (the "Parent Guaranty"), dated as of October 9, 2008, between the Company and the Collateral Agent. Pursuant to both the Guaranty and the Parent Guaranty, the Second Lien Notes are guaranteed on a senior-subordinated basis, with the guarantees to be subordinated only to the First Lien Notes and otherwise constitute senior obligations of the guarantors.

         Pursuant to the Pledge and Security Agreement (the "Security Agreement"), dated as of October 9, 2008, among the Company, NextWave LLC, and NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc. and WCS Wireless


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License Subsidiary, LLC, as grantors (in such capacity, collectively, the
"Grantors"), and the Collateral Agent, executed for the benefit of each holder of the Second Lien Notes, the obligations under the Second Lien Notes are secured by second priority liens on, and security interests in, the collateral securing the First Lien Notes, which consists of FCC licenses and spectrum leases held by certain Company subsidiaries, the capital stock of certain material Company subsidiaries, certain securities accounts, and proceeds of the foregoing.

         Warrant Agreement and Warrants

         On the Closing Date, the Company entered into a Warrant Agreement (the "Warrant Agreement"), among the Company and the Incremental Purchaser, whereby the Company issued to the Incremental Purchaser warrants to purchase an aggregate of 7.5 million shares of Common Stock (the "Warrants"). The Warrants have an exercise price of $0.01 per share of Common Stock (subject to certain adjustments as set forth in the Warrant Agreement) and are exercisable at any time from the date of issuance until 5:00 P.M. eastern time, on June 29, 2012. If at any time the Company makes a distribution in shares of Common Stock or subdivides, splits or reclassifies its outstanding shares of Common Stock into a larger number of shares of Common Stock, the number of shares issuable upon exercise of each Warrant shall be adjusted so as to equal the number of shares that the holder of such Warrant would have held immediately after the occurrence of such event if the holder had exercised such Warrant for shares of Common Stock immediately prior to the occurrence of such event. The shares of Common Stock underlying the Warrants are also entitled to certain registration rights as described in the section entitled "Registration Rights Acknowledgement" below.

         The Warrant Agreement entitles the Incremental Purchaser and its affiliates to a pre-emptive right to acquire, up to the amount of its pro rata ownership interest in the Company's Common Stock on a fully-diluted basis (together with any ownership interests held by its affiliates), shares of common stock, preferred stock or any other equity or equity linked security which the Company may propose to issue. The pre-emptive right will expire on the earlier of the exercise expiration date of the Warrants and the occurrence of a qualified public offering, and does not apply to certain issuances of securities, including issuances pursuant to pre-existing rights and grants made pursuant to stock incentive plans of the Company.

         Registration Rights Acknowledgement

         The Company entered into a Registration Rights Agreement
Acknowledgement, dated as of the Closing Date, pursuant to which the Company acknowledged that the Registration Rights Agreement, disclosed in the Company's Current Report on Form 8-K filed with the SEC on October 7, 2008, which is applicable to the existing Second Lien Notes, is also applicable to the Incremental Notes.

Item 3.02    Unregistered Sales of Equity Securities.

Warrants

         Pursuant to the Warrant Agreement, on the Closing Date, the Company issued Common Stock Purchase Warrants (the "Warrants") exercisable for 7.5 million shares of Common Stock for an exercise price of $0.01 per share. The information included under Item 1.01 above with respect to the Warrant Agreement and the Warrants is incorporated by reference in this Item 3.02.

         The offer and sale of the Warrants was exempt from registration under the Securities Act of 1933, as amended, pursuant to an exemption from registration under Section 4(2) thereof. The recipient of the Warrants represented its intention to acquire the securities for investment purposes and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to certificates issued in connection with such transaction.

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
                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, NextWave Wireless Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: July 6, 2009
                            NEXTWAVE WIRELESS INC.

                            By: /s/ Frank A. Cassou
                                -----------------------------------------------
                                Frank A. Cassou
                                Executive Vice President-Corporate Development, Chief Legal Counsel and Secretary





























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